Exhibit 99.1
CADENCE WITHDRAWS PROPOSAL TO ACQUIRE MENTOR GRAPHICS
Board of Directors Authorizes $500 Million Increase to Stock Repurchase Program
SAN JOSE, CA — August 15, 2008 — Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that it has withdrawn its proposal to acquire all of the outstanding shares of Mentor Graphics Corporation (NASDAQ: MENT) common stock and that its Board of Directors has authorized a $500 million increase to Cadence’s stock repurchase program. The Company said:
“Our goal in pursuing a combination of Cadence and Mentor Graphics was to create a company that would offer customers a broader and more fully integrated product and technology portfolio in a timeframe that would better enable them to address urgent and complex challenges associated with their next-generation product development. It is unfortunate for Mentor Graphics shareholders, however, that despite our best efforts, Mentor Graphics’ Board and management were unwilling to engage in substantive discussions on what we believe would have been a compelling opportunity to create significant value for both companies’ shareholders and customers.
“Cadence is a disciplined buyer and will only pursue transactions that make sound financial sense for our shareholders. Mentor Graphics’ failure to engage in substantive discussions on our all-cash premium proposal prevented us from confirming for our financing sources the significant synergies associated with this transaction. That, along with our revised outlook and the present economic climate, led us to conclude that financing terms for the transaction are no longer attractive for our shareholders. We remain focused on executing our strategy of delivering holistic solutions that address our customers’ key challenges, while ensuring that Cadence operates in the most cost-efficient manner.”
Cadence also announced today that its Board of Directors has expanded the Company’s authorized share repurchase by up to an additional $500 million, subject to market conditions. Together with the Company’s current share repurchase program, Cadence’s total share repurchase authorization is now approximately $912 million.
Cadence will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. The timing and amount of the repurchases will be determined by the company’s management based on their evaluation of market conditions, share price and other factors. The stock repurchase program may be suspended or discontinued at any time.
About Cadence
Cadence Design Systems, Inc. enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,100 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
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For more information, please contact:
Jennifer Jordan
Investors and Shareholders
Cadence Design Systems, Inc.
(408) 944-7499
investor_relations@cadence.com
Adolph Hunter
Media and Industry Analysts
Cadence Design Systems, Inc.
(408) 428-5882
publicrelations@cadence.com
Matthew Sherman / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com